As filed with the Securities and Exchange Commission on June 20, 2019

Registration No. 333-230345

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Change Healthcare Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7389	82-2152098
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Telephone: 615-932-3000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Neil E. de Crescenzo

President and Chief Executive Officer

Change Healthcare Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Telephone: 615-932-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Ford Bonnie William R. Golden III Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500	Craig E. Marcus Tara Fisher Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Telephone: (617) 951-7000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	49,285,713(1)	$19.00(2)	$936,428,547	$113,495.14
Tangible Equity Units(4)(5)	5,750,000	$50.00	$287,500,000	$34,845.00
Stock Purchase Contracts
Amortizing Notes
Total			$1,223,928,547	$148,340.14

(1)	Includes 6,428,571 shares of common stock that are subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(3)	Previously paid.
(4)

Includes 750,000 Tangible Equity Units that are subject to the underwriters’ option to purchase additional Tangible Equity Units. Each Tangible Equity Unit is composed of a stock purchase contract and an amortizing note. This registration statement also registers an estimated 16,428,325 shares of the Registrant’s common stock that are issuable upon settlement of the purchase contracts that are a component of the Tangible Equity Units registered hereby, at the initial rate of 2.8571 shares of common stock per purchase contract, based on the assumed initial public offering price of $17.50 per share of common stock, which is the midpoint of the price range set forth on the cover page of the common stock prospectus which forms a part of this registration statement and assuming the maximum number of shares issuable upon automatic settlement of such purchase contracts. Under Rule 457(i), there is no additional filing fee payable with respect to the shares of common stock issuable upon settlement of the purchase contracts because no additional consideration will be received in connection with the settlement. The number of shares of the Registrant’s common stock issuable upon such settlement will vary based on the public offering price of the common stock registered hereby.

(5)

The number of shares of the Registrant’s common stock issuable upon settlement of the purchase contracts is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Pursuant to Rule 416 under the Securities Act, the number of shares of the Registrant’s common stock to be registered includes an indeterminable number of shares of common stock that may become issuable upon settlement of the purchase contracts as a result of such anti-dilution adjustment, solely to the extent permitted by Rule 416.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:

This Amendment No. 5 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing an exhibit as indicated in Part II of this Amendment No. 5. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. and Nasdaq.

Filing Fee—Securities and Exchange Commission	$148,340
Fee—Financial Industry Regulatory Authority, Inc.	184,089
Listing Fee—Nasdaq	225,000
Fees of Transfer Agent	20,000
Fees and Expenses of Counsel	5,000,000
Fees of Trustee	42,000
Fees and Expenses of Accountants	2,619,810
Printing Expenses	1,260,000
Miscellaneous Expenses	500,761

Total	$10,000,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 also provides that the expenses incurred by a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise in defending any action, suit or proceeding may be paid in advance of the final disposition of the action, suit or proceeding, subject, in the case of current officers and directors, to the corporation’s receipt of an undertaking by or on behalf of such officer or director to repay the amount so advanced if it shall be ultimately determined that such person is not entitled to be indemnified.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under our amended and restated bylaws or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors or executive officers, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On March 1, 2017, the Registrant issued an aggregate of 597,126.75 shares of its common stock, par value $0.001 per share, to investment funds associated with The Blackstone Group L.P., investment funds associated with the affiliated companies of Hellman & Friedman LLC, and certain management and other equity holders, pursuant to transactions contemplated by that certain Agreement of Contribution and Sale dated as of June 28, 2016 by and among McKesson Corporation and the other parties thereto. See “Certain Relationships and Related Person Transactions—Contribution Agreement” in the prospectus included in this registration statement. The issuance of such shares of common stock was not registered under the Securities Act, because the shares were offered and sold in a transaction by the issuer not involving any public offering exempt from registration under Section 4(a)(2) of the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. Financial statement schedules have been omitted because they are not required, not applicable, or not present in amounts sufficient to require submission of the schedule.

ITEM 17.	UNDERTAKINGS

(1)

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes that,

(A)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(D)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement relating to the common stock*

1.2	Form of Underwriting Agreement relating to the Units*

2.1	Agreement of Contribution and Sale, dated as of June 28, 2016, by and among McKesson Corporation, Change Healthcare Inc. (f/k/a HCIT Holdings, Inc.), Change Healthcare Performance, Inc. (f/k/a Change Healthcare, Inc.), PF2 NewCo LLC, PF2 NewCo Intermediate Holdings, LLC, PF2 NewCo Holdings, LLC, Change Aggregator L.P., H&F Echo Holdings, L.P.*

2.2	Amendment No. 1 to Agreement of Contribution and Sale, dated as of March 1, 2017, by and among Change Healthcare Inc. (f/k/a HCIT Holdings, Inc.), Change Healthcare Performance, Inc. (f/k/a Change Healthcare, Inc.), Change Healthcare LLC (f/k/a PF2 NewCo LLC), Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC), certain affiliates of The Blackstone Group, L.P., certain affiliates of Hellman & Friedman LLC and McKesson Corporation*

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant

3.2	Form of Amended and Restated Bylaws of the Registrant*

4.1	Indenture, dated as of February 15, 2017, among Change Healthcare Holdings, LLC, Change Healthcare Finance, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee, transfer agent, registrar and paying agent*

4.2	Completion Date Supplemental Indenture, dated as of March 1, 2017, among the guarantors named therein and Wilmington Trust, National Association, as trustee*

4.3	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.1)*

4.4	Form of Purchase Contract Agreement*

4.5	Form of Unit (included in Exhibit 4.4)*

4.6	Form of Purchase Contract (included in Exhibit 4.4)*

4.7	Form of Indenture relating to Senior Securities*

4.8	Form of Supplemental Indenture relating to the Amortizing Notes*

4.9	Form of Amortizing Note (included in Exhibit 4.8)*

5.1	Opinion of Simpson Thacher & Bartlett LLP relating to the common stock*

5.2	Opinion of Simpson Thacher & Bartlett LLP relating to the Units*

10.1	Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017*

10.2	Tax Receivable Agreement, dated as of March 1, 2017, among Change Healthcare LLC, PF2 IP LLC, PF2 PST Services, Inc., McKesson Corporation and Change Healthcare Inc. (formerly HCIT Holdings, Inc.)*

10.3	Tax Receivable Agreement, dated as of February 28, 2017, among Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.), Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC and the other parties named therein*

10.4	Amended and Restated Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.), H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P.*

Exhibit No.	Description

10.5	Amended and Restated Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.), H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P.*

10.6	Tax Receivable Agreement (Management), dated August 17, 2009, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.) and the persons named therein*

10.7	First Amendment to Tax Receivable Agreement (Management), dated as of November 2, 2011, by and among Change Healthcare Holdings, Inc. (formerly Emdeon Inc.) and the parties named therein*

10.8	Registration Rights Agreement, dated as of March 1, 2017, among Change Healthcare LLC, the Company Parties, the MCK Members, the Sponsor Holders (each, as defined therein) and Change Healthcare Inc. (formerly HCIT Holdings, Inc.)*

10.9	Stockholders Agreement, dated as of March 1, 2017, among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC, McKesson Corporation and the Sponsors, Other Investors and Managers named therein*

10.10	Form of Indemnification Agreement*†

10.11	Form of Omnibus Incentive Plan*†

10.12	Credit Agreement, dated as of March 1, 2017, among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC, the other borrowers party thereto, the other guarantors party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time*

10.13	Security Agreement, dated as of March 1, 2017, among the grantors identified therein and Bank of America, N.A., as collateral agent*

10.14	Option to Enter into a Purchase Agreement, dated February 28, 2017, among eRx Network Holdings, Inc., Change Healthcare Solutions, LLC and the other parties thereto*

10.15	Agreement and Plan of Merger, dated as of December 20, 2016, among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), McKesson Corporation and PF2 SpinCo LLC*

10.16	Form of Separation and Distribution Agreement (included in Exhibit 10.1)*

10.17	Form of Tax Matters Agreement (included in Exhibit 10.1)*

10.18	Amended and Restated Letter Agreement Relating to Agreement of Contribution and Sale, dated as of September 28, 2018, among McKesson Corporation, the McK Members (as defined therein), Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC and Change Healthcare Holdings, LLC*

10.19	Transition Services Agreement, dated as of February 28, 2017, between Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.) and eRx Network LLC*

10.20	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (McKesson Corporation as service provider to Change Healthcare LLC)*

10.21	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (Change Healthcare LLC as service provider to McKesson Corporation)*

10.22	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (Change Healthcare LLC as service provider to the McKesson EIS Business (as defined therein))*

Exhibit No.	Description

10.23	Transition Services Agreement, dated as of March 1, 2017, between McKesson Corporation and Change Healthcare LLC (McKesson Corporation as service provider on behalf of the McKesson EIS Business (as defined therein) to Change Healthcare LLC)*

10.24	Cross License Agreement, dated as of March 1, 2017, by and among Change Healthcare LLC (formerly PF2 NewCo LLC), eRx Network, LLC and McKesson Corporation*

10.25	Data License Agreement, dated as of February 28, 2017, by and between eRx Network, LLC and Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.)*

10.26	Form of Employee Stock Purchase Plan*†

10.27	Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.28	Amended and Restated Employment Agreement, dated as of June 3, 2017, between Change Healthcare LLC and Neil de Crescenzo*†

10.29	Offer Letter, dated as of March 12, 2018, between Change Healthcare Operations LLC and Fredrik Eliasson*†

10.30	Form of Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.31

Waiver and Amendment by and among Change Healthcare Inc., Change Healthcare LLC, McKesson Corporation, Change Healthcare Solutions, LLC and the requisite holders of Echo Shares to Stockholders Agreement, by and among Change Healthcare Inc. (formerly HCIT Holdings, Inc.), Change Healthcare LLC, McKesson Corporation and the Sponsors, Other Investors and Managers named therein, dated as of March 1, 2017, Third Amended and Restated Limited Liability Company Agreement of Change Healthcare LLC, dated as of March 1, 2017 and Option to Enter into a Purchase Agreement by and among the Connect Parties named therein, the Company Parties named therein, the Sponsors named therein and the Echo Shareholders named therein, dated as of February 28, 2017*

10.32	Form of Nonqualified Time Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.33	Form of Amendment to Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.34	Form of Replacement 2.5x Restricted Stock Grant Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.35	Form of Replacement Trache I Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.36	Form of Replacement Trache II Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.37	Form of Replacement Trache III Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan*†

10.38	Form of Nonqualified Exit Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Neil de Crescenzo)*†

10.39	Form of Nonqualified Time Vesting Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Neil de Crescenzo)*†

10.40	Form of Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. Amended and Restated 2009 Equity Incentive Plan (Exit Vesting—Frederik Eliasson)*†

10.41	Replacement Unvested Stock Appreciation Rights Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Howard Lance)*†

Exhibit No.	Description

10.42	Replacement Vested Stock Appreciation Rights Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Howard Lance)*†

10.43	McKesson Technologies LLC Supplemental 401(k) Plan*†

10.43.1	First Amendment to the McKesson Technologies Inc. Supplemental 401(k) Plan*†

10.44	McKesson Technologies Inc. Deferred Compensation Administration Plan*†

10.44.1	First Amendment to the McKesson Technologies Inc. Deferred Compensation Administration Program*†

10.45	Change Healthcare LLC U.S. Executive Severance Benefit Guidelines*†

10.46	Form of Nonqualified Stock Option Agreement Under the HCIT Holdings, Inc. 2009 Equity Incentive Plan (Directors)*†

10.47	Employment Agreement, dated as of February 25, 2017, between Rod O’Reilly and Change Healthcare*†

10.48	Offer Letter, dated as of January 31, 2018, between Thomas Laur and Change Healthcare Operations LLC*†

10.49	Offer Letter, dated as of March 19, 2018, between August Calhoun and Change Healthcare Operations LLC*†

21.1	Subsidiaries of the Registrant*

23.1	Consent of Deloitte & Touche LLP as to Change Healthcare Inc. (formerly HCIT Holdings, Inc.)*

23.2	Consent of Deloitte & Touche LLP as to Change Healthcare LLC*

23.3	Consent of Deloitte & Touche LLP as to Core MTS*

23.4	Consent of Ernst & Young LLP as to Change Healthcare Performance, Inc. (formerly Change Healthcare, Inc.)*

23.5	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)*

23.6	Consent of John H. Hammergren to be named as a director nominee*

23.7	Consent of Howard L. Lance to be named as a director nominee*

23.8	Consent of Bansi Nagji to be named as a director nominee*

23.9	Consent of Philip M. Pead to be named as a director nominee*

23.10	Consent of Phillip W. Roe to be named as a director nominee*

23.11	Consent of Britt Vitalone to be named as a director nominee*

23.12	Consent of Robert J. Zollars to be named as a director nominee*

23.13	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.2)*

24.1	Power of Attorney (included in signature pages of this Registration Statement)*

24.2	Power of Attorney of Nicholas L. Kuhar*

25.1	Form T-1 Statement of Eligibility with respect to the Indenture*

*	Previously filed.
†	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, Tennessee, on the 20th day of June, 2019.

CHANGE HEALTHCARE INC.

By:	/s/ Neil E. de Crescenzo
Name: Neil E. de Crescenzo
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of June, 2019.

Signature	Title

/s/ Neil E. de Crescenzo	Chief Executive Officer and Director (principal executive officer)
Neil E. de Crescenzo

* Nicholas L. Kuhar	Director

*	Director
Neil P. Simpkins

*	Chief Financial Officer (principal financial officer)
Fredrik Eliasson

*	SVP, Corporate Controller (principal accounting officer)
Paul Rareshide

*By:	/s/ Neil E. de Crescenzo

Name: Neil E. de Crescenzo Title: Attorney-in-fact